UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2007

General Components, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-33483	88-0496645
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1503, Sino Plaza, 255-257 Gloucester Road, Causeway Bay, Hong Kong		n/a
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 852-2975-9809

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 27, 2006, General Components, Inc. (“General Components” or the “Company”) consummated an exchange of shares (the “Share Exchange”) pursuant to a Share Exchange Agreement dated as of September 6, 2006 (the “Share Exchange Agreement”) with Magical Insight Investments Ltd. (“Magical Insight”) and the shareholders of Magical Insight, which resulted in the acquisition by General Components of the assets and operations of Magical Insight. Pursuant to the Share Exchange Agreement, General Components issued an aggregate of 17,986,720 shares of its common stock and warrants to purchase an additional 28,013,279 shares of its common stock in exchange for the sole outstanding share of Magical Insight. There are several post-closing obligations on the part of General Components, including the effecting of a 1 for 10 reverse split of its outstanding common stock, the sale of the remainder of its existing businesses (other than those operated by Magical Insight) and the closing of a financing of at least $5 million in gross proceeds. These last two conditions had been satisfied prior to December 31, 2006 and General Components is currently in the process of effecting a 1 for 10 reverse split of its outstanding common stock, the effective date for which is February 13, 2007. All common share numbers contained in this Current Report on Form 8-K give retroactive or prospective (as the case may be) effect to such reverse split.

The Share Exchange Agreement also originally provided for the issuance of up to an additional 40,000,000 shares of common stock to the CEO of Magical Insight in the event certain earnings and operational thresholds are achieved in the next 18 months (with a decrease in the number of contingent shares that may be issued if certain net earnings targets are not met) and the consideration issued in the share exchange may also be increased in the event the net income of General Components (including the operations of Magical Insight, but excluding any of General Components’ pre-existing operations) exceeds $40 million in 2006. In connection with the issuance of General Components Series B preferred stock as further described below, General Components, Magical Insight and the former shareholders of Magical Insight entered into an amendment to the Share Exchange Agreement dated as of February 8, 2007 which revised the earnings and operational thresholds that must be achieved prior to the issuance of the contingent shares described above, increased the number of shares that may be issued to 80,000,000 and extended the periods in respect of which the achievement of specified levels of net income may result in the issuance of such contingent shares through 2008 and 2009. As amended, the thresholds are as follows:

•	10,000,000 shares in the event net income for the first six months of 2007 exceeds $12 million;

•	10,000,000 shares if 10,000 solar powered phones are sold by the end of the second quarter of 2007;

•	10,000,000 shares in the event 10,000 English language learning phones are sold by the end of the second quarter of 2007;

•	10,000,000 shares in the event net income for 2007 exceeds $40 million;

•	20,000,000 shares in the event net income for 2008 exceeds $60 million; and

•	20,000,000 shares in the event net income for 2009 exceeds $90 million.

The Share Exchange Agreement was also amended such that the contingent shares will be paid out pro rata to all of the former shareholders of Magical Insight or to a trust established for their benefit.

Contemporaneously with entering into the amendment to the Share Exchange Agreement, General Components, Magical Insight and Beijing Hi-Tech Wealth Investment and Development Company Limited (“Beijing Hi-Tech Wealth”) entered into an Asset Purchase Agreement dated February 8, 2007 (the “Asset Purchase Agreement”) pursuant to which Magical Insight agreed to purchase the approximate 8% interest it didn’t already own in the registered capital of Beihai Hi-Tech Wealth Technology Development Co. Ltd., its primary operating subsidiary in the People’s Republic of China in exchange for warrants to purchase 3,000,000 shares of common stock of General Components at a purchase price of $.00001 per share. In addition, on February 8, 2007, Magical Insight and Beijing Hi-Tech Wealth entered into a binding term sheet (the “Binding Term Sheet”) whereby Beijing Hi-Tech Wealth agreed to sell, and Magical Insight agreed to purchase, the technology, patents and all intellectual property rights related to solar powered mobile phones owned by Beijing Hi-Tech Wealth for $10,000,000. The purchase price is payable in 10 equal installments of $1,000,000, with each installment due and payable following the sale by Beijing Hi-Tech Wealth of 100,000 solar power phones. The parties have agreed to formalize their obligations by way of a definitive agreement that will contain customary representations and warranties and closing conditions for transactions of this kind.

The foregoing does not purport to be a full description of the parties’ rights and obligations under the amendment to the Share Exchange Agreement, the Asset Purchase Agreement and the Binding Term Sheet, copies of which are filed as exhibits hereto.

Item 3.02. Unregistered Sales of Equity Securities

On February 8, 2007, General Components completed a $13,250,000 financing through the issuance of 265 shares of its Series B preferred stock to both new investors and holders of $6,000,000 in aggregate principal amount of its outstanding convertible notes, plus 5.6 shares of Series B preferred stock issued in respect of accrued interest on such convertible notes.

Each share of Series B preferred stock has a stated value of $50,000 and holders of the Series B preferred stock are entitled to cumulative dividends at an annual rate of 6%, which may be paid in cash or, under certain circumstances, shares of common stock of General Components. Each share of Series B preferred stock is convertible at the option of the holder into 50,000 shares of common stock, subject to adjustment pursuant to customary anti-dilution provisions and a blocker provision that limits such convertibility in the event the holder would become the holder of more than 4.99% of the outstanding common stock of General Components. The Series B preferred stock is mandatorily convertible into common stock at any time after the effectiveness of the registration statement referred to below in the event either (i) the common stock of General Components trades at $2 or more for 20 out of 30 consecutive trading days with average daily trading volume for each trading day in excess of 30,000 shares or (ii) General Components consummates and public offering of its common stock raising at least $10 million in proceeds. The holders of the Series B preferred stock may require the redemption of such shares for cash upon the occurrence of certain change in control events.

In connection with the financing, General Components is obligated to pay the placement agent in the offering a cash fee of $927,500 (which it expects the placement agent may apply against a subscription for 18.55 shares of Series B preferred stock) and warrants to purchase an aggregate of 1,656,250 shares of its common stock. In addition, General Components issued to its financial advisor in such financing warrants to purchase an aggregate of 12,500,000 shares of its common stock (all such warrants collectively, the “Warrants”). The Warrants have an exercise price of $1.50 per share and are exercisable at any time prior to February 8, 2010.

The Company has agreed to file a registration statement providing for the resale of the shares of common stock issuable upon conversion of the Series B preferred stock not later than April 16, 2007 and to use its best efforts to cause the registration statement to be declared effective not later than June 14, 2007 (or August 13, 2007, in the event such registration statement receives a “full review” by the Securities and Exchange Commission).

The foregoing does not purport to be a full description of the parties’ rights and obligations under the Series B preferred stock, the Warrants and the Registration Rights Agreement.

Item 8.01. Other Events.

Attached as Exhibit 99.2 to this Current Report on Form 8-K is an updated description of the business of the Company. Such Exhibit 99.2 is hereby incorporated by reference into this Item 8.01 in its entirety

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits
Exhibit 2.1	Amendment to the Share Exchange Agreement, dated as of September 6, 2006 by and among General Components, Inc., Magical Insight Investments Ltd. and each of the persons listed as a shareholder thereon
Exhibit 2.2	Asset Purchase Agreement, dated as of February 8, 2007 between General Components, Inc., Magical Insight Investments Ltd. and Beijing Hi-Tech Wealth Investment and Development Company Limited
Exhibit 4.1	Certificate of Designation with respect to Series B Preferred Stock
Exhibit 4.2	Common Stock Purchase Warrant dated as of February 8, 2007 issued to Broadband Capital Management LLC
Exhibit 4.3	Common Stock Purchase Warrant dated as of February 8, 2007 issued to Comtech Global Investments, Inc.
Exhibit 10.1	Form of Subscription Agreement dated as of February 8, 2007 by and among General Components, Inc. and the investors listed on the signature pages thereto
Exhibit 10.2	Registration Rights Agreement dated February 8, 2007 by and among General Components, Inc. and the Holders named therein
Exhibit 99.1	Binding Term Sheet between Magical Insight Investments Ltd. and Beijing Hi-Tech Wealth Investment and Development Company Limited dated as of February 8, 2007
Exhibit 99.2	Business Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMPONENTS, INC.

Date: February 13, 2007	By:	/s/ Ma Qing
Name: Ma Qing
Title: Chief Financial Officer